Exhibit 99.1

CONTACT:	Media Contact:	Investor Contact:
	AnneMarie Mathews: 305-436-4799	Wendy Beck: 305-436-4098
	amathews@ncl.com	investorrelations@ncl.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. APPOINTS
ANDY STUART PRESIDENT AND CHIEF OPERATING OFFICER FOR
NORWEGIAN CRUISE LINE

MIAMI – March 4, 2015 – Norwegian Cruise Line Holdings Ltd. (Nasdaq: NCLH) announced that company veteran Andy Stuart has been named President and Chief Operating Officer of Norwegian Cruise Line effective today,  following the resignation of Drew Madsen. Stuart has been with Norwegian Cruise Line since 1988 and has held a number of leadership positions, most recently as Executive Vice President of Sales.

“Given the recent restructuring of the role and job responsibilities, Drew has decided to step down. We thank him for his contributions and wish him well,” said Frank Del Rio, President and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. “As we continue to build the newly merged organization, we are tapping into the tremendous company and industry knowledge that Andy has, along with the strong relationships he has built with our travel partners.”

“Andy and Norwegian are virtually synonymous. He is very well known and respected by our guests, travel partners, officers, crew, and team members. I am extremely confident that he is the perfect leader for the next phase of Norwegian’s growth,” added Del Rio. In this role, Stuart will report to Del Rio.

Stuart has been instrumental in building the Norwegian brand, particularly in the roll out and marketing of the line’s signature Freestyle Cruising. He also greatly strengthened relationships with travel partners with the introduction of Partners First, the company’s corporate philosophy of always putting its travel partners first. During his 27-year tenure with the company, he has held responsibility for a number of key areas including: Global Sales, Passenger Services, Revenue Management, Marketing and Public Relations. He also served as Chief Product Officer, responsible for delivery of the Freestyle Cruising product across the Norwegian fleet, ensuring that it provided exceptional value and quality for guests and was consistent with the marketing and brand positioning of the company.

“Having seen Norwegian Cruise Line grow significantly during the course of my career, I am thrilled and proud to lead this incredible company as we continue to enhance and build the brand,” said Stuart. “The future is extremely bright and I am looking forward to continuing to work with our travel partners through our expanded sales team, delivering an exceptional product to our guests in conjunction with our hard-working officers and crew and ensuring that our team members are motivated and engaged, all the while building value for our shareholders.”

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq: NCLH) is a diversified cruise operator of leading global cruise lines spanning market segments from contemporary to luxury under the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

These brands operate a combined 21 ships with approximately 40,000 lower berths visiting more than 420 destinations worldwide.  The Company's brands will introduce six ships through 2019.

Norwegian Cruise Line is the innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising, which revolutionized the industry by giving guests more freedom and flexibility on the most contemporary ships at sea.  Oceania Cruises is the market leader in the upper-premium cruise segment featuring the finest cuisine at sea, elegant accommodations, impeccable service and destination-driven itineraries.  Regent Seven Seas Cruises is the market leader in the luxury cruise segment with all-suite accommodations, highly personalized service and the industry's most inclusive luxury experience featuring round-trip air, fine wines and spirits and unlimited shore excursions among its numerous included amenities.

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